Filed Pursuant to Rule 433
Registration No. 333-202281

Term Sheet
January 4, 2017

Issuer:	Toyota Motor Credit Corporation
Security:	Floating Rate Medium-Term Notes, Series B
Title:	Floating Rate Medium-Term Notes, Series B due January 9, 2019
Issuer Senior Long-Term Debt Ratings:	Moody’s Investors Service, Inc.: Aa3 (stable outlook) Standard & Poor’s Ratings Services: AA- (stable outlook)
CUSIP/ISIN:	89236TDN2 / US89236TDN28
Pricing Date:	January 4, 2017
Settlement Date:	January 9, 2017 (T+3)
Maturity Date:	January 9, 2019
Principal Amount:	$400,000,000
Price to Public:	100.000%
Commission:	0.150%
Net Proceeds to Issuer:	99.850% / $399,400,000
Floating Rate Index:	3 month LIBOR
Floating Rate Spread:	+26 basis points
Index Source:	LIBOR Reuters
Minimum Interest Rate:	0.000%
Interest Payment Frequency:	Quarterly
Initial Interest Rate:	The initial interest rate will be based on 3 month LIBOR determined on January 5, 2017 plus the Floating Rate Spread.
Interest Payment Dates:	Each January 9, April 9, July 9, and October 9, beginning on April 9, 2017 and ending on the Maturity Date
Interest Reset Dates:	The first interest reset date shall be the Settlement Date and thereafter, each Interest Payment Date. Newly reset interest rates shall apply beginning on and including the Interest Reset Date, to but excluding the next Interest Payment Date.
Interest Determination Date:	Second London Banking Day preceding each Interest Reset Date
Day Count Convention:	Actual/360
Business Day Convention:	Modified Following, adjusted
Business Days:	New York and London
Calculation Agent:	Deutsche Bank Trust Company Americas
Governing Law:	New York
Minimum Denominations:	$2,000 and $1,000 increments thereafter
Joint Book-Running Managers:	BNP Paribas Securities Corp. Citigroup Global Markets Inc. J.P. Morgan Securities LLC Mizuho Securities USA Inc. TD Securities (USA) LLC
Co-Managers:

Academy Securities, Inc.

ANZ Securities, Inc.

Credit Agricole Securities (USA) Inc.

ING Financial Markets LLC

nabSecurities, LLC

Santander Investment Securities Inc.

U.S. Bancorp Investments, Inc.

The Williams Capital Group, L.P.

DTC Number:	#274

Concurrent Offering:	Concurrently with this offering of the Notes, the Issuer is also offering by means of a separate term sheet (i) $850,000,000 1.700% Medium-Term Notes, Series B due January 9, 2019, (ii) $1,200,000,000 2.600% Medium-Term Notes, Series B due January 11, 2022, (iii) $300,000,000 Floating Rate Medium-Term Notes, Series B due January 11, 2022 and (iv) $750,000,000 3.200% Medium-Term Notes, Series B due January 11, 2027 (collectively, the “Other Notes”). This term sheet does not constitute an offer to sell, or the solicitation of an offer to buy, any of the Other Notes. Any offering of the Other Notes may be made only by means of a prospectus and related prospectus supplement.

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to withdrawal at any time.

This term sheet supplements the prospectus supplement dated February 26, 2015 and the related prospectus dated February 25, 2015; capitalized terms used in this term sheet, but otherwise not defined, shall have the meanings assigned to them in the related prospectus supplement and prospectus.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the web at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. toll-free at 1-800-854-5674, calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, calling J.P. Morgan Securities LLC collect at 1-212-834-4533, calling Mizuho Securities USA Inc. toll-free at 1-866-271-7403, or calling TD Securities (USA) LLC toll-free at 1-855-495-9846.

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